Copy Number:

For the Exclusive Use of:

Agreement of Limited Partnership

of

MA Managed Futures Fund, LP

A Delaware Limited Partnership

Minimum Initial Subscription (Class A & Class C Units): $5,000
Minimum Initial Subscription (Class I Units): $1,000,000
Minimum Additional Subscription (Class A, Class C, & Class I Units): $1,000

General Partner:

MA Capital Management, LLC
4440 PGA Boulevard, Suite 600
Palm Beach Gardens, FL 33410

MAY 2014

Agreement Of Limited Partnership

Of

MA Managed Futures Fund, LP

This Agreement of Limited Partnership (the “Agreement”) is entered into as of the Initial Dealing Day, by and among (i) MA Capital Management, LLC, a Florida limited liability company, as general partner (the “General Partner”), (ii) those persons who were admitted as limited partners on the Initial Dealing Day (the “Initial Limited Partners”), and (iv) all other persons and entities that hereafter become partners in accordance with this Agreement. Except where the context otherwise requires, capitalized terms used herein have the meanings given in Article 15.

Agreement
NOW, THEREFORE, in consideration of the mutual promises made herein, the parties agree as follows:

	ARTICLE 1.	GENERAL PROVISIONS

1.1	Formation. The General Partner formed MA Managed Futures Fund, LP (the “Fund”) on October 26, 2011 as a limited partnership pursuant to the Delaware Revised Uniform
Limited Partnership Act, as amended (the “Act”), and the parties hereby ratify and adopt all acts of the General Partner involved in such formation.

1.2	Filing of Certificates. The General Partner has prepared, filed, recorded, and published all such certificates and other documents as may be necessary or appropriate to comply with the requirements for the organization and operation of a limited partnership under the Act as in effect from time to time.

1.3	Name. The name of the Fund will be “MA Managed Futures Fund, LP,” or such other name as the General Partner from time to time may determine. Prompt notice of any change to the name will be given to the Limited Partners.

1.4	Principal Office. The Fund’s principal office will be located at 4440 PGA Boulevard, Suite 600, Palm Beach Gardens, FL 33410, or such other place as the General Partner from time to time may determine. Prompt Notice of any change in the location of the principal office will be given to the Limited Partners. The Fund will at all times maintain an office, which need not be a place of business, in the State of Delaware.

1.5	Agent. The Fund will continuously maintain within the State of Delaware an agent for service of process on the Fund. The initial registered agent for the Fund is Agents and Corporations,
Inc., located at 1201 Orange Street, Suite 600, Wilmington, DE 19801.

1.6	Purposes. The Fund is organized for the purposes of acquiring, holding, selling, exchanging, trading in, and otherwise investing in and disposing of, directly or indirectly, various investment assets, including futures, investment vehicles investing in futures, and other investment assets as described in detail in the Fund’s Prospectus, as well as any other lawful transactions as the General Partner may determine from time to time.

1.7	Term. The term of the Fund commenced upon the limited partnership filing with the office of the Delaware Secretary of State and will continue until terminated, as set forth in Article 13.
	ARTICLE 2.	UNITS OF LIMITED PARTNERSHIP; CAPITAL CONTRIBUTIONS, ADMISSION OF NEW PARTNERS

2.1		Units of Limited Partnership.

	2.1.1	Classes and Series of Units. The beneficial interest in the Fund shall be divided into 50,000 Units. The General Partner may, from time to time, authorize the designation of the Units into one or more Classes as provided in Section 2.1.2 below, and within each Class may designate Units into any number of Series. All Units issued hereunder shall be fully paid and nonassessable. The General Partner in its discretion may, from time to time, without vote of the Limited Partners, issue Units, in addition to the then issued and outstanding Units, to such party or parties at the then current net asset value of such Units in connection with the business of the Fund. In connection with any issuance of Units, the General Partner may issue fractional Units. The General Partner may from time to time divide or combine the Units into a greater or lesser number without thereby changing the proportionate beneficial interests in a particular Class or Series. Contributions to a Class or Series of the Fund may be accepted for, and Units of such Series shall be redeemed as, whole Units or integral multiples thereof.

	2.1.2	Establishment of Classes and Series. The Fund shall consist of one or more separate and distinct Classes and Series. The General Partner hereby establishes and designates the following Classes: Class A, Class C, and Class I (each, a “Class”). Additionally, the General Partner hereby establishes and designates the following Series of Class C: Series I, Series II, Series III, and Series IV. The General Partner, in addition to being the general partner of the Fund, shall be the general partner associated with each Class and Series designated and established hereunder. Any additional Classes and Series designated hereunder shall be established by the adoption of a resolution by the General Partner and shall be effective upon the date stated therein (or, if no such date is stated, upon the date of such adoption). The Units of each Class and Series shall have the relative rights and preferences provided for herein and such rights as may be designated by the General Partner. The General Partner shall cause separate and distinct records for each Class and Series to be maintained. Each Unit shall represent a proportional beneficial interest in the net assets of the Fund.

	2.1.3	Assignment of Class C Units by Series. The Units of Class C will be assigned by Series in the following manner: Series I to Limited Partners subscribing for less than $100,000; Series II to Limited Partners subscribing for less than $500,000 but at least $100,000; Series III to Limited Partners subscribing for less than $1,000,000 but at least $500,000; Series IV to Limited Partners subscribing for at least $1,000,000. To the extent that additional capital contributions or withdrawals by a Limited Partner would make such Limited Partner eligible for Units of another Class C Series, all of the Class C Units held by such Partner will be exchanged for Units of the new Series at the current net asset values of the Units of the respective Class C Series.

2.2		Capital Contributions.

	2.2.1	In General. The minimum initial investment in the Fund for Class A and Class C Units is $5,000, the minimum initial investment in the Fund for Class I Units is $1,000,000, and the minimum additional investment for Class A, Class C, and Class I Units is $1,000, each subject to waiver or reduction in the sole discretion of the General Partner. All contributions of capital to the Fund will be in the form of cash and/or cash equivalents; provided that the General Partner may, in its sole discretion, consent to contributions in kind. In kind contributions will be valued in the General Partner’s discretion, but in no event higher than the value determined in accordance with Section 3.1 as of the end of the contribution date.
The General Partner may, in its sole discretion: (i) change or waive the minimum Capital Contribution requirements from time to time; (ii) otherwise modify the Fund’s policies regarding Capital Contributions; and (iii) grant exceptions to any such policies and to the procedures and requirements for admission of Limited Partners and acceptance of Capital Contributions set forth below.

	2.2.2	General Partner. As of the Initial Dealing Day, the General Partner and its officers, employees, and Affiliates may make an Initial Capital Contribution to the Fund in cash or in kind as set forth in the Fund’s books and records.

	2.2.3	Limited Partners’ Initial Capital Contributions. Each person admitted as a Limited Partner on any Dealing Day will contribute on, or prior to, such Dealing Day the amount of Capital Contribution set forth on such Partner’s Subscription Application, and such Capital Contribution will be deemed made on such Dealing Day and will be reflected in the books and records of the Fund.

Limited Partners must complete and execute the Fund’s Subscription Agreement, which must be received by the General Partner or the Fund’s administrator prior to Dealing Day. All investors must also make arrangements with the General Partner or the Fund’s administrator for the transmission of their Capital Contributions or in-kind Contributions for receipt by the General Partner or administrator prior to Dealing Day.

	2.2.4	Additional Capital Contributions. No Limited Partner will be required and, except as provided in Section 13.4, the General Partner will not be required to make any Capital Contribution beyond such Partner’s Initial Capital Contribution. However, subject to the terms, conditions, and limitations herein, any Partner may voluntarily make additional Capital Contributions on the first Business Day of each calendar month.
To make an additional Capital Contribution, Limited Partners must complete the Fund’s Additional Subscription Form, which must be received by the General Partner or the Fund’s administrator prior to Dealing Day. All investors must also make arrangements with the General Partner or the Fund’s administrator for the transmission of their Capital Contributions or in-kind Contributions for receipt by the General Partner or administrator prior to Dealing Day.

	2.2.5	Early or Late Tender of Funds. The General Partner will cause funds tendered as Capital Contributions before the applicable Dealing Day to be recorded as prepaid capital contributions. If a contributing Partner does not make the cash or other property to be contributed available to the Fund prior to the due date of such contribution, but makes such cash or property available to the Fund within a reasonable period (in the General Partner’s sole discretion) following such due date, the Fund may, in the General Partner’s sole discretion, nonetheless accept such cash or property as a Capital Contribution as of the applicable due date.

2.3		Admission of Limited Partners. Limited Partners may be admitted to the Fund as of the first Business Day of each calendar month or as of any other time, determined at the discretion of the
General Partner. Such admission will not require the consent of existing Limited Partners. Each Limited Partner must, as a condition of admission to the Fund, execute and deliver such documents as the General Partner may require evidencing such Partner’s qualifications and intent to be bound by all of the terms and conditions of this Agreement.
2.4	Special Charges. If the General Partner consents to a Limited Partner’s in-kind contributions to the Fund, the Fund may, in the General Partner’s discretion, assess a special charge against such Limited Partner equal to the actual costs incurred by the Fund in connection with accepting such in-kind contributions, including the costs of liquidating such in-kind contributions or otherwise adjusting the Fund’s portfolio to accommodate such in-kind contributions. Such special charge will be assessed as of the Dealing Day on which the in-kind contributions are made.

2.5	Class A Front-End Sales Load. Limited Partners purchasing Class A Units will pay a one-time front-end sales load at the time of each subscription equal to the following schedule: for total .
subscriptions less than $50,000: five percent (5.0%) of such subscription; for total subscriptions less than $100,000 but at least $50,000: four percent (4.0%) of such subscription; for total subscriptions less than $250,000 but at least $100,000: three percent (3.0%) of such subscription; for total subscriptions less than $500,000 but at least $250,000: two and one half percent (2.5%)of such subscription; for total subscriptions less than $750,000 but at least $500,000: two percent (2.0%) of such subscription; for total subscriptions less than $1,000,000 but at least $750,000: one and one half percent (1.5%) of such subscription; for total subscriptions of at least $1,000,000: no front-end sales load. The front-end sales load will reduce the number of units purchased by Class A Limited Partners.

2.6	No Interest. No Partner will be entitled to earn interest on his or her Capital Contribution or on his or her Units.

		ARTICLE 3.	VALUE OF FUND ASSETS

3.1		Valuation of Assets. In determining the value of all assets of the Fund as of a particular date (a “Valuation Date”), the following methods will be used. If any of the price or quotation-related information referred to in this Section 3.1 is not available for a Valuation Date, the applicable information for the most recent preceding date will be used.

	3.1.1	Futures Listed on an Exchange. Any futures contract that is listed on a recognized exchange will be valued at its last sale price on the Valuation Date, as recorded by the composite tape system, or, if the asset is not included in such system, at its last sale price on the Valuation Date on the principal exchange on which the asset is traded, as recorded by that exchange, or if no sale was reported on the Valuation Date through the composite quotation system or such exchange, at the mean of the highest closing “bid” price and the lowest closing “asked” price on the Valuation Date as recorded by the composite tape system or such principal exchange, as the case may be;

	3.1.2	Discretion to Deviate from Market Price. Notwithstanding the foregoing, if any assets constitute a block that, in the judgment of the General Partner, could not be liquidated in a reasonable time without depressing the market for such assets unreasonably (or, in the case of a short position, could not be purchased without driving the market price up unreasonably), or are otherwise subject to significant restrictions on sale, such assets will be valued in the General Partner’s discretion, but at a unit value not in excess of the quoted market price (or in the case of a short position with a liability reflecting a unit value not less than the quoted market price) for other assets of the same class, as determined above;

	3.1.3	Investments in Investment Vehicles. All investments in investment vehicles operated by independent third party investment managers will be valued in accordance with the valuations provided by such managers or their authorized representative. In most cases, such valuations will only be available to the Fund at the end of each calendar month, fiscal quarter, and fiscal year;

	3.1.4	Other Assets. All other assets will be assigned a value determined in good faith by the General Partner. The General Partner may determine, in its sole discretion, to cause the Fund to engage an independent person to value any other assets that are not subject to valuation pursuant to Sections 3.1.1 through 3.1.3 above, and may, but will not be required to, establish procedures for some or all Limited Partners to approve or be afforded the opportunity to terminate the services of or replace any such person. Any such valuations will be at the Fund’s expense.

3.2		Determinations Conclusive. The value of each asset of the Fund and the Net Asset Value of the Fund determined pursuant to this Article 3 will be conclusive and binding on all of the
Partners and all parties claiming through or under them absent bad faith or manifest error on the part of the General Partner.

		ARTICLE 4.	ACCOUNTS AND ALLOCATIONS
4.1		Opening Capital Accounts. A Capital Account will be established as to each Unit on the books of the Fund as of the date on which the Units is first issued to a Limited Partner with an initial balance equal to such Unit’s initial net asset value, to be subsequently adjusted pursuant to Section 4.3 and 4.4.

4.2		Tentative Share of Gains or Losses. General Gain or Loss. For each Period, the Units’ percentage shares of Gains or Losses for purposes of tentative allocations to Capital Accounts pursuant to Section 4.4.2(a) will equal their respective Partnership Percentages at the beginning of such Period.

4.3		Special Allocations.

	4.3.1	Annual Sales Fee. Class C Units will pay an annual sales fee, payable monthly in advance, equal to the following schedule: Series I: one and one half percent (1.5%) of the Net Asset Value of its Capital Account; Series II: one percent (1.0%) of the Net Asset Value of its Capital Account; Series III: one half percent (0.5%) of the Net Asset Value of its Capital Account; Series IV: no annual sales fee. The annual sales fee will be charged monthly in advance and will be charged each year in perpetuity.

4.3.2	Management Fee. The Management Fee as to each Unit pursuant to Section 6.2 will be specially allocated to and assessed against that Unit.

4.3.3	Incentive Allocation. The Incentive Allocation as to each Unit pursuant to Section 4.5 will be specially allocated to and assessed against that Unit.

4.3.4	Withdrawal Costs. If the Fund’s assets are liquidated or segregated in a separate account to effectuate any withdrawal pursuant to Article 5 (other than a mandatory withdrawal), the Fund’s cost of selling or transferring such assets, in the sole discretion of the General Partner, may be specially allocated at the Effective Time of such withdrawal to the Units to which such withdrawal is charged, except to the extent the General Partner determines, in its sole discretion, to waive such special allocation in whole or in part.

4.3.5	Reserves. The amount of any reserve described in Section 4.10, or any increase or decrease therein, may, in the General Partner’s sole discretion, be specially allocated to those Units held by Partners at the time (as determined by the General Partner in its sole discretion) of the event giving rise to the contingent liability for which the reserve was established, in proportion to their respective Partnership Percentages, at the beginning of the Period during which such event occurred.

4.3.6
Other Special Costs. Any expenditures payable by the Fund, to the extent determined by the General Partner to have been paid or withheld on behalf of, or by reason of particular circumstances applicable to, fewer than all of the Units, may, in the General Partner’s discretion, be charged only to those Units on whose behalf such payments are made or whose particular circumstances gave rise to such payments.

4.4		Capital Account Adjustments. The following adjustments will be made to each Unit’s Capital Account:

	4.4.1	As of the beginning of each Period, such Capital Account will be decreased by the amount of any special charge assessed against such Unit as of the beginning of such Period pursuant to Section 2.3.

	4.4.2	As of the end of each Period, such Capital Account will be:

(a) tentatively decreased for such Unit’s share of Losses or increased for such Unit’s share of Gains for such Period, in each case determined in accordance with Section 4.2;

(b) decreased by the amount of any dividends or distributions on such Unit during such Period; and

(c) decreased by any amount specially allocated to that Unit during such Period pursuant to Section 4.3 and any amounts reallocated to such Unit pursuant to Section 4.8.

	4.4.3	Incentive Allocation Time Adjustments. If the end of any Period is an Incentive Allocation Time as to the Fund, then, after the adjustments pursuant to Section 4.4.2, that Unit’s Capital Account will be decreased by the amount of the Incentive Allocation, if any, as to that Unit as of such Incentive Allocation Time.

4.5		Incentive Allocation.

	4.5.1	Timing and Applicability. As of each Incentive Allocation Time, the Incentive Allocation will be determined as to the Fund and each Unit therein.

	4.5.2	Amount of Incentive Allocation. At any Incentive Allocation Time when the Fund has experienced new appreciation, the Incentive Allocation will be equal to the product of i) the Incentive Allocation Rate (as described in the next sentence) for the Fund; and (ii) the amount, if any, of the new appreciation. The Incentive Allocation Rate is ten percent (10%). “New Appreciation” shall be the total increase, if any, in the Net Asset Value of the Fund from the end of the last period for which an Incentive Allocation was earned (the “High Water Mark”). For purposes of determining New Appreciation, the total increase, if any, in Net Asset Value of the Fund, including realized and unrealized gains and losses, above the High Water Mark shall be determined without regard to (i) increases in Net Asset Value due to capital contributions (inclusive of subscription proceeds) and (ii) decreases in Net Asset Value due to withdrawals, distributions, or the Incentive Allocation itself. If Units are withdrawn when there is a loss carryforward for Incentive Allocation calculation purposes (that is, the current level of cumulative New Appreciation is below the High Water Mark), such loss carryforward shall be reduced in proportion to the proportion of the total outstanding Units withdrawn.

	4.5.3	Interpretation and Amendment; Restorative Allocations. The parties acknowledge and agree that the General Partner may, in its discretion, without the consent of the Partners, amend any provision of this Article 4 or take such other action to delay Incentive Allocation Times as to particular Units or to waive or delay the effectiveness of any Incentive Allocation, in each case to the extent necessary or appropriate to conform the Incentive Allocation to any applicable requirements of federal or state law.

4.6		Distributive Share for Tax Purposes. Items of Fund gain or loss recognized for income tax purposes will be allocated among the Units in accordance with the methods set forth in Section
1.704-3(e)(3) of the regulations promulgated under Section 704(c) of the Code. All other items of income, deduction, gain, loss, or credit that are recognized for income tax purposes will be allocated among the Units in accordance with their respective Partnership Percentages as of the beginning of the Period to which such items are attributable. Notwithstanding the foregoing, the General Partner will specially allocate items of gain (or loss) to Units withdrawn during any fiscal year in a manner designed to ensure that each withdrawn Unit is allocated gain (or loss) in an amount equal to the difference between that Unit’s Capital Account balance at the time of the withdrawal and the tax basis for the Unit at that time; provided, however, that the General Partner may, without the consent of any Partner, (i) alter the allocation of any item of taxable income, gain, loss, deduction, or credit in any specific instance where the General Partner, in its sole discretion, determines such alteration to be necessary or appropriate to avoid a materially inequitable result and/or (ii) adopt such other method of allocating tax items as the General Partner determines is necessary or appropriate in order to be consistent with the spirit and intent of the regulations under Sections 704(b) and 704(c) of the Code.

4.7	Dividends and Distributions. The Fund does not anticipate paying dividends or making irregular distributions of capital appreciations to the Partners. The amount and timing of any dividends and distributions (other than pursuant to withdrawals) will be in the sole discretion of the General Partner and any such dividends and distributions will be apportioned among the Units and charged to their respective Capital Accounts in accordance with their respective Partnership Percentages.

4.8	Special Allocations to Units of Persons Who Are No Longer Partners. If the application of Section 4.3.5 or Section 4.3.6 would result in any amount being allocated to a Unit owned by a person who is no longer a Partner, such person will be obligated to pay such amount to the Fund, upon demand by the General Partner, in cash, with interest from the date on which the General Partner determines that such charge is required, at a floating rate determined by the General Partner equal to the “reference rate” published from time to time by a bank selected in the General Partner’s sole discretion, provided that (i) in no event will a former Partner be obligated to make a payment exceeding the amount of such former Partner’s Unit’s Capital Account balance as of the end of the Period during which the event giving rise to the charge occurred (as determined by the General Partner in its sole discretion); (ii) no such demand will be made more than four (4) years after such former Partner ceased to be a Partner; and (iii) the General Partner may, by agreement with a Limited Partner, on behalf of the Fund, waive the right to recover such amounts from such Limited Partner. To the extent that the Fund fails to collect, in full, any amount from a former Partner that would have been allocated pursuant to Section 4.3.5 or Section 4.3.6, whether due to the expiration of the applicable limitation period or for any other reason whatsoever, the amount of the deficiency will be reallocated to the Capital Accounts of those Units owned by persons who were Partners as of the time the event giving rise to the charge occurred, in proportion to their Units’ respective Partnership Percentages at the beginning of the Period during which such event occurred.

4.9	Tax Withholding. To the extent the Fund is required by law to withhold or make tax payments on behalf of or with respect to any Partner (“Tax Advances”), the General Partner may cause the
Fund to withhold such amounts and make such tax payments as required. All Tax Advances made on behalf of a Partner will, at the option of the General Partner, (i) be promptly paid to the Fund by the Partner on whose behalf such Tax Advances were made or (ii) reduce any current withdrawal being made by such Partner (or, if no such withdrawal is being made by such Partner, be treated as a distribution to such Partner as of the last day of the Period which includes the date the Tax Advance was remitted by the Fund to the taxing authorities). Whenever the General Partner selects option (i), from the date ten (10) days after the receipt by the Partner on whose behalf the Tax Advance was made of Notice of the Tax Advance, the Tax Advance will bear interest at the highest rate permitted by law until repaid. Whenever the General Partner selects option (ii), for all other purposes of this Agreement, the Partner on whose behalf the Tax Advance was made will be treated as having received the full amount of such withdrawal, unreduced by the amount of such Tax Advance. Each Partner hereby agrees to indemnify and hold harmless the Fund and the General Partner from and against any liability with respect to Tax Advances required on behalf of or with respect to such Partner. Each Partner hereby agrees to promptly give the General Partner or the Fund any true certification or affidavit that the General Partner may request in connection with this Section 4.9.

4.10	Reserves. Appropriate reserves may be created, accrued, and charged against Net Asset Value, as appropriate, for contingent liabilities (including contingent liabilities arising out of the Fund’s obligation to indemnify the General Partner and its members, employees, agents, and Affiliates and advance expenses pursuant to Section 8.1) as of the dates the General Partner becomes aware of any such contingent liabilities. Such reserves will be in such amounts as the General Partner in its discretion deems necessary or appropriate. The General Partner may increase or reduce any such reserve from time to time in its sole discretion.

4.11	Foreign Taxes. For all purposes of this Agreement (including the allocation of foreign tax credits for federal and state income tax purposes), amounts withheld directly from the Fund on account of foreign or other taxes will be treated as if amounts had been received by the Fund on the date of withholding and distributed to the Partners on whose behalf such withholding is deemed made in a manner consistent with the allocation of dividend income. In such event, the General Partner will make such other adjustments in appropriate accounts as are consistent with this treatment.

	ARTICLE 5.	WITHDRAWALS OF UNITS
5.1	Voluntary Withdrawals. A Partner may withdraw their Units only in accordance with the following procedures and limitations and those set forth in Sections 4.4.2 and 5.4, unless the General Partner consents (which consent may be granted or withheld in its sole and absolute discretion) to a deviation from one or more of such procedures or limitations: (i) a Limited Partner may not make a withdrawal at any time other than the last day of a calendar month; and (ii) a Limited Partner must give written Notice to the General Partner at least thirty (30) days before the proposed Effective Time of a withdrawal. Any withdrawal request that would result in a Partner having in aggregate Units with a Net Asset Value of less than $1,000 will be treated as a withdrawal in full.

5.2	Mandatory Withdrawals. The General Partner may, in its discretion, cause a partial or a complete withdrawal of a Limited Partner’s Units by giving forty-eight (48) hours’ Notice to the Limited Partner, if the General Partner determines or has reason to believe that: (i) such Limited Partner has transferred or attempted to transfer any portion of its Units in violation of the provisions of Article 11; (ii) such Limited Partner’s continued ownership of its Units may cause the Fund to be in violation of, or require registration of any Units under, or subject the Fund or the General Partner to additional regulation under the securities laws of the United States or any other relevant jurisdiction or the rules of any self-regulatory organization; (iii) such Limited Partner’s continued ownership of its Units may be harmful or injurious to the business or reputation of the Fund or the General Partner, may result in the imposition of significant administrative or other burdens on the Fund or the General Partner, or may subject the Fund or any Partner to the risk of adverse tax or other fiscal consequences (including adverse consequences under ERISA); (iv) any of the representations and warranties made by such Limited Partner in connection with the acquisition of its Units were not true when made or have ceased to be true; or (v) it is otherwise in the best interests of the Fund, as determined in the sole discretion of the General Partner, to cause such a withdrawal. In particular, if a Limited Partner is or becomes a corporation, partnership, limited liability company, trust, or other entity whose beneficial ownership of its Units may be deemed to be beneficial ownership by the holders of outstanding securities of such Partner (a “Multiple-Owner Limited Partner”) under paragraph (1)(A) of Section 3(c) of the Investment Company Act of 1940, as amended (the “ICA”) at any time the Fund is relying on paragraph (1) of Section 3(c) of the ICA for exclusion from the definition of “investment company,” the General Partner may, in its sole discretion, cause a partial withdrawal of such Multiple-Owner Limited Partner’s Units to the extent necessary to cause such Multiple-Owner Limited Partner’s beneficial ownership of its Units to be beneficial ownership by one person, within the meaning of such paragraph, or may cause the complete withdrawal of such Multiple-Owner Limited Partner from the Fund. Similarly, if a Limited Partner becomes an “employee benefit plan investor” within the meaning of applicable rules and regulations under ERISA (an “ERISA Limited Partner”), the General Partner may in its sole discretion cause a complete or partial withdrawal of such Limited Partner’s Units to the extent necessary to prevent the Fund’s assets from being considered “plan assets” within the meaning of ERISA. In the exercise of its discretion, the General Partner may cause the partial or complete withdrawal of the Units of a Multiple-Owner Limited Partner regardless of whether or not such Limited Partner was a Multiple-Owner Limited Partner or an ERISA Limited Partner at the time such Limited Partner became a Limited Partner or made any particular Capital Contribution and may cause such partial or complete withdrawal as to some Multiple-Owner Limited Partners or ERISA Limited Partner and not others. A complete withdrawal of a Limited Partner’s Units mandated by the General Partner pursuant to this Section will be treated as a termination of the Limited Partner’s participation in the Fund.

5.3	Death, Dissolution, Bankruptcy, or Legal Incapacity of a Partner. In the event of the death, dissolution, bankruptcy, or legal incapacity of a Partner, the estate or legal representative of such Partner will succeed to the Partner’s right or duty to share in the gains or losses of their Units and to receive distributions from the Fund. The estate or representative may, in the sole discretion of the General Partner, be paid as of the end of the fiscal year during which the Partner died, became bankrupt, or became legally incapacitated, the value of such Partner’s Units as of the end of such year in liquidation. Alternatively, the General Partner may, in its sole discretion, admit the estate or representative to the Fund as a Limited Partner. Notwithstanding any of the foregoing, the General Partner may, in its sole discretion, cause a partial or complete withdrawal of such Partner’s Units for any of the reasons enumerated in Section 5.2, after giving forty-eight (48) hours’ Notice.

5.4		Conditions and Payment Procedures.

	5.4.1	Limitations.

(a) The General Partner may, in its discretion, suspend or restrict the right of any Partner to make a partial or complete withdrawal, the calculation of the Net Asset Value of the Fund’s assets, and the payment of any withdrawal proceeds at any time when: (i) such withdrawal would result in a violation by the Fund of the securities laws of the United States or any other relevant jurisdiction or the rules of any self-regulatory organization applicable to the Fund; (ii) any organized interdealer market on which a significant portion of the Fund’s assets are regularly traded or quoted is closed (other than for holidays) or trading thereon has been suspended or restricted; (iii) disposal of the assets of the Fund or other transactions involving the sale, transfer, or delivery of funds in the ordinary course of the business of the Fund are not reasonably practicable without being detrimental to the interests of withdrawing or remaining Limited Partners; (iv) there exists any state of affairs which, in the opinion of the General Partner, constitutes an emergency as a result of which liquidation by the Fund of its investment positions is not reasonably practicable or would be seriously prejudicial to the Fund and its Partners; (v) there exists any breakdown in the means of communication normally employed in determining the price or value of a significant portion of the Fund’s investments, or of current prices on any exchange, market, or clearing organization, or if for any other reason, the prices or value of a significant portion of the Fund’s investments cannot reasonably be promptly and accurately ascertained; (vi) trading in a significant portion of investments owned by the Fund is halted on any exchange, market, or clearing organization or any other act or event occurs which would make it difficult or impossible to adequately value the assets of the Fund, or, in the General Partner’s opinion, it is not reasonably practicable to value a significant portion of the Fund’s investments; (vii) the transfer of funds involved in the realization or acquisition of a significant portion of investments cannot, in the judgment of the General Partner, be effected at normal rates of exchange; (viii) it is not reasonably practicable to make an accurate and timely determination of the Net Asset Value of the Fund’s investments; (ix) any withdrawal would cause a termination of the Fund within the meaning of Section 708 of the Code; (x) any event has occurred which calls for the termination of the Fund; (xi) none of the requests for withdrawals that have been made may be lawfully satisfied by the Fund in US dollars; or (xii) the General Partner determines in consultation with its tax advisors that the withdrawal could result in the Fund being treated as a publicly traded partnership within the meaning of Section 7704 of the Code.

(b) Any such suspension shall take effect at such time as the General Partner shall declare, but not later than the close of business on the next Business Day following the declaration and thereafter there shall be no determination of the Net Asset Value until the General Partner shall declare the suspension to be at an end, except that the suspension shall terminate in any event on the first Business Day on which: (i) the condition giving rise to the suspension shall have ceased to exist; and (ii) no other condition under which any suspension is authorized under this Partnership Agreement shall exist. Each declaration by the General Partner suspending the determination of Net Asset Value shall be consistent with such official rules and regulations (if any) relating to the subject matter thereof as shall have been promulgated by any authority having jurisdiction over the Fund as shall be in effect at the time. To the extent not inconsistent with such official rules and regulations as mentioned above, the determination of the General Partner shall be conclusive. Whenever the General Partner shall declare a suspension or reinstatement of the determination of the Net Asset Value, the General Partner shall notify Limited Partners within a maximum period of seven (7) days after the suspension or reinstatement. Following any reinstatement, the General Partner may allow any withdrawing Partners to rescind their withdrawal Notice to the extent of any portion thereof for which withdrawal proceeds have not yet been remitted or the General Partner may, in its discretion, complete any withdrawals.

5.4.2	Effective Time. Except as otherwise provided below, the Effective Time of any withdrawal will be:

	(i)	if proper Notice of such withdrawal is received by the General Partner within the period specified in Section 5.1 or Section 5.3, the final Business Day of the calendar month of the withdrawal;

	(ii)	if proper Notice of such withdrawal is not received by the General Partner within the period specified in Section 5.1 or Section 5.3 (unless the General Partner in its sole discretion specifies an earlier date) the final Business Day of the next succeeding calendar month, and;

	(iii)	if proper Notice of such withdrawal is received by the General Partner within the period specified in Section 5.3, the final Business Day of the fiscal year of the withdrawal.

The General Partner may, in its sole discretion, cause the Fund to honor withdrawal requests received after the dates specified in Section 5.1, but the General Partner will not be obligated to do so and may decline to do so in its sole discretion. In considering whether to do so, the General Partner will take into account the impact such withdrawal could have on the Fund’s status as other than a publicly traded partnership within the meaning of Section 7704 of the Code. The Effective Time of any mandatory withdrawal pursuant to Section 5.2 will be (i) the end of the second (2nd) day following the day on which the Notice of such withdrawal is given, (ii) such later time as the General Partner may specify in such Notice, (iii) as to any Limited Partner who has died, become bankrupt, insolvent or incompetent, as of the end of the Period in which such Limited Partner died, became insolvent or incompetent, or entered bankruptcy proceedings, regardless of whether the end of such Period is earlier than the date on which the Notice of such withdrawal is given, or (iv) as to a Multiple-Owner Limited Partner, the time as of which such Limited Partner became a Multiple-Owner Limited Partner, any time as of which the General Partner determines that such Multiple-Owner Limited Partner’s ownership of its Units could cause the Fund not to be excluded from the definition of an “investment company” under Section 3(c)(1) of the ICA, or such other time as the General Partner may determine, in its discretion, which time may be earlier than the date on which the Notice of such withdrawal is given.

5.4.3	Time of Payment; Partner Status. Payment of the full withdrawal amount will generally be paid within thirty (30) days of the Effective Time of a withdrawal. The Fund will pay any remaining balance or require the repayment of any overpayments, without interest, within thirty (30) days after the later of: (i) the completion of the fiscal year, or (ii) the annual audit, if any, in which a withdrawal is made. Notwithstanding that payment on account of withdrawals may be made after the Effective Time of such withdrawal, any Partner as to whom a complete withdrawal is effected pursuant to any provision of this Article 5 will not be considered a Partner for any purpose after the Effective Time of such withdrawal.

5.4.4	Manner of Payment. The Fund shall make payments in cash. Actual costs arising out of the liquidation or transfer of Units necessary to effect any such withdrawal will be specially allocated to the withdrawn Units in accordance with Section 4.3.4. If all or any portion of any payment is made in investment assets, the General Partner will give instructions to transfer such assets to the transfer agent for such assets on or before the due date of such payment, and such assets will be valued in accordance with Section 3.1 as of the date on which the General Partner issues such instructions. The General Partner will have discretion to manage the Fund’s assets after receipt of a Limited Partner’s withdrawal request in a manner intended to result in cash being available for distribution to such Limited Partner in connection with such withdrawal, but the General Partner will not be obligated to liquidate Fund assets if the General Partner, in its sole discretion, determines not to do so, either because such liquidation might, in the General Partner’s judgment, be detrimental to the Units of the remaining Partners or for other reasons. The General Partner will have the discretion to segregate a portion of any assets of the Fund valued in accordance with Section 3.1 as of the Effective Time of any withdrawal equal to the amount payable to the withdrawing Partner with respect to such withdrawal. In the event the General Partner exercises its discretion to segregate Fund assets under this Section, the General Partner will also have the discretion to sell such assets for the account of such Limited Partner, in which event such Limited Partner will be entitled to the net proceeds of such sale (after payment of all expenses), which may be more or less than the amount payable to such Limited Partner as of the Effective Time of the related withdrawal, provided, however, that such Limited Partner will have the right, upon written demand, to receive a distribution of the segregated assets. Any Incentive Allocation due upon the withdrawal will be adjusted so that it is based on the Gains (if any) realized by such Limited Partner after the sale of such segregated assets.

	ARTICLE 6.	EXPENSES; MANAGEMENT FEE

6.1	Expenses. The General Partner is responsible for and pays or causes to be paid its overhead expenses, including the following: office rent; furniture and fixtures; stationery; secretarial/internal administrative services; salaries; entertainment expenses; employee insurance; payroll taxes, and; its fixed expenses (telephones, general purpose office equipment, etc.). All other expenses are paid by the Fund and include: the Fund’s legal, compliance, administrator, audit, and accounting expenses (including third-party accounting services); printing and mailing expenses; government filing fees and taxes; tax preparation expenses; reporting expenses; custodial expenses; expenses incurred in the buying, selling, and holding of futures, options, and other investments (including, without limitation, markups and markdowns and interest expense); taxes; insurance; investment expenses (such as brokerage commissions, clearing and settlement charges, bank service fees, interest expenses, borrowing charges, etc.); costs and expenses of utilizing credit facilities; escrow fees and taxes; organizational costs; Initial Offering Costs as well as ongoing offering expenses, and; extraordinary expenses (including litigation and indemnification). Notwithstanding the foregoing, The General Partner will assume liability for the Fund’s operating expenses in excess of 1.00% of the average month-end net assets per year of the Fund. The Fund’s Initial Offering Costs will be amortized over the first twelve (12) months of the Fund’s operations.

6.2		Management Fee. Each Unit is obligated to pay the General Partner, as of the first Business Day of each calendar month, a Management Fee equal to the product of (i) the Management Fee
Rate (as defined in this subsection), multiplied by (ii) such Unit’s Capital Account balance as of the first Business Day of such calendar month, after taking into consideration the adjustments called for in Section 4.4. For each Unit the monthly Management Fee will be one twelfth of one percent (1/12 of 1.0%) (approximately 1.0% on an annualized basis, assuming no Gains or Losses). The Management Fee for any calendar month will be calculated pro rata in the case of any Unit issued on a date other than the first Business Day of a calendar month. In the event that a Unit is withdrawn during a calendar month, the Management Fee will be reimbursed pro rata. The General Partner may waive, reduce, or defer the payment of all or any portion of the Management Fee as to any Unit.

		ARTICLE 7.	RIGHTS AND OBLIGATIONS OF THE GENERAL PARTNER

7.1		General Authority and Power. Except as otherwise provided in this Agreement, the General Partner will have exclusive management and control of the business of the Fund. In addition to the rights, powers, and authority granted elsewhere in this Agreement and by law, the General Partner will have the right, power, and authority to obligate and bind the Fund and, on behalf of and in the name of the Fund, to take any investment action of any kind and to do anything it deems necessary or advisable in pursuit of the Fund’s purposes, including, without limitation, the following:

	7.1.1	To purchase, hold, sell, lend, borrow, or otherwise deal in those investment assets described in the Prospectus and to exercise all rights, powers, privileges, and other incidents of ownership with respect thereto; and to delegate the authority to engage in such activities as to some or all of the Fund’s assets to one or more investment managers;

	7.1.2	To borrow funds on behalf of the Fund and to pledge and hypothecate assets of the Fund for such loans;

	7.1.3	To open, maintain, conduct, and close accounts, including accounts with banks or other custodians for Fund assets, each as selected by the General Partner, and to draw checks or other orders for the payment of money by the Fund;

	7.1.4	To transact business through broker-dealers, banks, and other persons (including Affiliates of the General Partner) selected by the General Partner;

	7.1.5	To employ from time to time, at the expense of the Fund, persons required for the Fund’s business, including managers of managed futures accounts or other managers to manage any asset of the Fund, accountants, attorneys, investment advisers, financial consultants, and others, regardless of whether such persons also may be employed by the General Partner or its Affiliates; to enter into and exercise on behalf of the Fund, agreements and contracts with such persons on such terms and for such compensation as the General Partner determines to be reasonable; and to give receipts, releases, indemnities, and discharges with respect to all of the foregoing and any matter incident thereto as the General Partner may deem advisable or appropriate;

7.1.6	To engage in any transaction with the General Partner’s Affiliates;

	7.1.7	To purchase, from or through others, contracts of liability, casualty, and other insurance which the General Partner deems advisable, appropriate, or convenient for the protection of the investment assets acquired by the Fund for any purpose convenient or beneficial to the Fund, including insurance policies insuring the General Partner and/or the Fund against liabilities that may arise out of the General Partner’s management of the Fund;

	7.1.8	To make all tax elections required or permitted to be made by the Fund, including elections under Section 754 of the Code;

	7.1.9	To file, conduct and defend legal proceedings of any form, including proceedings against Partners, and to compromise and settle any such proceedings, or any claims against any person, including claims against Partners, on whatever terms deemed appropriate by the General Partner;

	7.1.10	To admit Limited Partners or additional or successor General Partners to the Fund and to remove Limited Partners;

	7.1.11	To effect on behalf of the Fund any “agency cross transaction” (as contemplated in Rule 206(3)-2 under the Investment Advisers Act) through the General Partner or any Affiliate of the General Partner that is registered as a broker or dealer; provided that the authority granted in this subsection may be revoked at any time by the General Partner or by vote or consent of a Majority in Interest of the Limited Partners;

	7.1.12	To waive or reduce, in whole or in part, any notice period, minimum amount requirement, or other limitation or restriction imposed on capital contributions or withdrawals of capital; waive, reduce or, by agreement with any Limited Partner, otherwise vary any fee or special allocation to the General Partner, and/or any requirement imposed on that Limited Partner by this Agreement. The General Partner will have such right, power, and authority regardless of whether such notice period, minimum amount, limitation, restriction, fee, or special allocation, or the waiver or reduction thereof, operates for the benefit of the Fund, the General Partner, or fewer than all the Limited Partners;

	7.1.13	To enter into and terminate, on behalf of the Fund, investment management agreements or, in the case of a managed futures fund, limited partnership agreements or their equivalent with one or more investment managers pursuant to which such investment manager will act as an investment manager for the Fund, or a managed futures fund in which the Fund invests, and have discretion to invest the Fund’s assets, provided that such agreements may not compensate such investment managers with a management fee exceeding two percent (2.0%) of actual (as opposed to notional) net assets per annum or a performance-based fee exceeding twenty percent (20%), and that any performance-based fee must be subject to a loss carryforward provision, and provided further that such investment management agreements or limited partnership agreements must limit the use of notional funding in the trading or investment program to two hundred percent (200%);

	7.1.14	To amend this Agreement in accordance with Section 10.2; and

	7.1.15	To engage in any kind of activity, and to perform and carry out contracts of any kind necessary to, in connection with, or incidental to the accomplishment of the purposes of the Fund.

7.2		Exceptions. Notwithstanding anything to the contrary herein, (a) no act in contravention of this Agreement may be legally done without the consent of the General Partner and a Majority in
Interest of the Limited Partners, and (b) the General Partner may not effect any transaction that constitutes an “assignment” of this Agreement in contravention of requirements under applicable law (such as the Investment Advisers Act of 1940, as amended, if applicable), requiring consents of advisory clients, unless and to the extent all consents required by such law have been obtained. For purposes of clause (b) of the preceding sentence, if any consent of the Limited Partners to such an “assignment” is deemed to be required, such consent will be considered given if Consent of a Majority in Interest of the Limited Partners is obtained in accordance with the procedures specified in this Agreement.

7.3	Right of Others to Rely on Authority of General Partner. The execution and delivery of any contract or instrument described in Section 7.1, or the taking of any action described in
Section 7.1, by the General Partner will be sufficient to bind the Fund, and will not require the consent of any other Partner.
7.4		Time and Services. The General Partner and its principals, members, and employees will devote such time and services to the Fund as the General Partner deems necessary for the efficient conduct of the Fund’s business, but they will not be required to devote full time to the performance of such duties. Each Partner acknowledges that such outside activities on the part of the General Partner do not give rise to an obligation to account to any other Partner or to the Fund for any profits or other benefits derived therefrom, and that neither any Partner nor the Fund will have or be entitled to any interest in any such activity, business, or investment.

7.5		Investment Opportunities. None of the Partners or their Affiliates will have any obligation to the Fund or to any of the other Partners to make any particular investment opportunity available to the Fund or to any of the other Partners. Partners and their Affiliates may engage in whatever activities they choose (including trading for their own accounts or for the accounts of persons other than the Fund or the other Partners), regardless of whether the same are competitive with the Fund or otherwise, without having or incurring any obligation to offer any interest in such activities to the Fund or any Partners.

7.6		Multiple General Partners. If at any time the Fund has two or more general partners, the authority to act on behalf of the Fund and the Management Fee and Incentive Allocation will be allocated among such general partners in such manner as such general partners will determine among themselves.

		ARTICLE 8.	EXCULPATION, INDEMNIFICATION AND LIABILITY OF GENERAL PARTNER

8.1		Exculpation and Indemnification.

	8.1.1	Exculpation. Neither the General Partner, nor any member, employee, agent, or other Affiliate of the General Partner, nor any board or body with respect to the General Partner or the Fund (each, an “Indemnitee”) will be liable to the Fund or to any Partner for any act or omission performed or omitted by such Indemnitee in connection with this Agreement or the Fund’s business or affairs (including but not limited to any act or omission by any Indemnitee in connection with any activity of the character permitted in Section 7.1 and Section 7.5, regardless of whether such activity may be considered to have given rise to or involved conflicts between the interests of such Indemnitee and those of the Fund or the other Partners), and no such act or omission will in and of itself constitute a breach of any duty owed by any Indemnitee to the Fund or any Limited Partner hereunder or under the Act, provided such act or omission did not constitute a willful violation of law. To the extent that, at law or in equity, an Indemnitee has duties (including fiduciary duties) and liabilities relating thereto to the Fund or to a Partner, such Indemnitee acting under this Agreement will not be liable to the Fund or to any Partner for its good faith reliance on the provisions of this Agreement. Such provisions, to the extent they restrict or limit the duties or liabilities of an Indemnitee otherwise existing at law or in equity, are agreed by the Partners to modify such other duties and liabilities of such Indemnitee. For purposes of this Section 8.1.1, “Indemnitee” does not include other investment entities managed by the General Partner that may be considered to be Affiliates of the General Partner solely because they are managed by the General Partner.

	8.1.2	Indemnification. To the maximum extent permitted by applicable law, each Indemnitee who was or is made a party to, or is threatened to be made a party to, or is involved in any threatened, pending or contemplated action, suit, or proceeding, whether civil, criminal, administrative, arbitrative, or investigative (a “Proceeding”) or any appeal in such a Proceeding, by reason of such Indemnitee’s management of the affairs of the Fund, participation in such management, or rendering of advice or consultation with respect thereto, or that relate to, the Fund, its business, or its affairs, will be indemnified and held harmless by the Fund, to the extent of the Fund’s assets, from and against any and all losses, claims, damages, liabilities (joint and/or several), expenses (including legal fees and expenses), judgments, fines, settlements, and other amounts (“Losses”) that relate to such Proceeding, except to the extent such Losses arise from actions or failures to act that are finally adjudicated by a court of competent jurisdiction to have constituted a willful violation of law by such Indemnitee. A person or entity will be entitled to the indemnification prescribed in the preceding sentence whether or not such person or entity continues or continued to be a General Partner or an employee, member, partner, agent, or Affiliate of a General Partner at the time any Proceeding commences or a Loss is suffered, paid or incurred.

	8.1.3	Advance Payment. Separate and apart from its obligation to indemnify an Indemnitee pursuant to Section 8.1.2, the Fund will pay the expenses each Indemnitee incurs (or reimburse such Indemnitee for such expenses), in defending or responding to a Proceeding (including bringing and pursuing counterclaims and cross-claims), as incurred, without any determination as to the Indemnitee’s ultimate entitlement to indemnification, upon the Indemnitee’s request, regardless of whether or not the Proceeding has been disposed of, provided (a) the Indemnitee agrees in writing to repay such expenses to the extent they were incurred defending or responding to claims or allegations for which he or she or it is specifically and finally found by a court of competent jurisdiction not to be entitled to indemnification under Section 8.1.2, and (b) in such written agreement the Indemnitee states that the Proceeding relates to (i) such Indemnitee’s management of the affairs of the Fund, (ii) such Indemnitee’s participation in such management, (iii) such Indemnitee’s rendering of advice or consultation with respect thereto, (iv) the Fund, or (v) the Fund’s business or affairs.

	8.1.4	Limits on Indemnification. Securities laws impose liabilities on investment advisers and others under certain circumstances and, notwithstanding anything in this section to the contrary, nothing in this Agreement will be deemed to waive or limit any right the Fund or any Partner may have under any of those laws.

8.2		Reliance on Agents. The General Partner may execute any power granted, or perform any duty imposed by, this Agreement either directly or through agents, including its Affiliates. The
General Partner may consult with counsel, accountants, appraisers, management consultants, investment bankers, and other consultants selected by the General Partner. An opinion by any consultant on a matter that the General Partner believes to be within such consultant’s professional or expert competence will be full and complete protection for any action taken or omitted by the General Partner in good faith based on the opinion. The General Partner will not be responsible for the misconduct, negligence, acts, or omissions of any consultant or of any agent or employee of the Fund, or any of the General Partner’s Affiliates, except that the General Partner must use due care in selecting such persons.

8.3		Acknowledgment of Fiduciary Duty under ERISA as to Plan Assets. The General Partner will accept capital contributions from individual retirement accounts, Keogh plans, and other entities that are subject to the prohibited transaction provisions of Section 4975 of the U.S. Internal Revenue Code of 1986, as amended, or retirement plans or entities whose assets are subject to Title I of the Employee Retirement Income Security Act of 1974, as amended. To the extent and at such times as any assets of the Fund are deemed to be “plan assets” within the meaning of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), of any Limited Partner that is an employee benefit plan governed by ERISA, the General Partner would be, and hereby acknowledges that it would be considered to be, a fiduciary within the meaning of Section 3(21) of ERISA as to that Limited Partner. In such an event, or if any partner, employee, agent or Affiliate of the General Partner, is ever held to be a fiduciary of any Limited Partner, then, in accordance with Sections 405(b)(1), 405(c)(2) and 405(d) of ERISA, the fiduciary responsibilities of that person will be limited to the person’s duties in administering the business of the Fund, and the person will not be responsible for any other duties to such Limited Partner, specifically including evaluating the initial or continued appropriateness of this investment in the Fund under Section 404(a)(1) of ERISA.

	ARTICLE 9.	LIABILITY AND RIGHTS OF LIMITED PARTNERS

9.1	Limited Liability. No Limited Partner will be liable for the debts, liabilities, contracts, or other obligations of the Fund, except as may be required by applicable law, including the return of distributions pursuant to Section 17-607 of the Act.

9.2	No Participation in Management. No Limited Partner may, in the capacity of a Limited Partner, take part in the management of the business of the Fund or transact any business for the Fund, nor will any Limited Partner have the power to sign for or bind the Fund in their capacity as a Limited Partner. All management responsibility and authority to act on behalf of the Fund is vested in the General Partner as provided in Section 7.1. The rights of Limited Partners to consent to specified actions are set forth in Article 10 and are limited to the rights so specified. The Limited Partners may, however, at the General Partner’s request, consult with and advise the General Partner as to the business of the Fund.

9.3	Limitations. No Limited Partner will have the right or power to: (a) bring an action for partition against the Fund; (b) cause the termination or dissolution of the Fund, except as set forth in this
Agreement; or (c) demand or receive any specific property in return of such Partner’s Capital Contributions. Except as expressly provided in this Agreement, no Limited Partner will have priority over any other Limited Partner either for the return of capital, for allocations of Gains or Losses (or any items thereof), or for distributions.

			ARTICLE 10.	PARTNERS’ CONSENTS; AMENDMENT OF AGREEMENT

10.1		Consent and Voting Rights of Limited Partners. The actions listed in this Article 10 and specifically identified elsewhere in this Agreement as requiring the Consent, written or otherwise, of one or more Limited Partners constitute the only Fund matters upon which Limited Partners will have a right to consent or vote in their capacities as Limited Partners, notwithstanding any provision of the Act. In particular, and without limiting the foregoing, notwithstanding anything else in this Agreement or in the Act to the contrary, Limited Partners will have no right to cause or to Consent or vote on (i) the removal of any General Partner, whether directly, by way of amendment to this Agreement, or otherwise; or (ii) except as expressly provided in Section 7.2 or Section 10.1.2, the admission or appointment of any additional or successor General Partner.

	10.1.1	Actions Requiring the Consent of the General Partner and a Majority in Interest of the Limited Partners. The Consent of the General Partner (or, if there is more than one general partner, a Majority in Interest of all general partners) and of a Majority in Interest of the Limited Partners will be required for the following actions:

		(a)	amendments to this Agreement, but only to the extent provided in, and subject to, the provisions of, Section 10.2;

		(b)	actions specified in Section 7.2 as requiring the Consent of a Majority in Interest of the Limited Partners; and

		(c)	actions relating to a merger of the Fund and any other business entity(ies), but only to the extent such approval is required by the Act and cannot be waived by agreement among the Partners. To the extent any such requirement may be waived or modified by agreement among partners, the Partners intend to effect such a waiver and modification and to permit such a merger or other business combination upon the Consent of the General Partner without the consent of any other Partner.

	10.1.2	Continuation of Fund under Certain Circumstances. The Consent of a Majority in Interest of the Limited Partners will be required to admit a successor general partner and continue the business of the Fund after any general partner ceases to be a general partner if, at the time of such cessation, there is no remaining or surviving general partner (including a successor general partner admitted to the Fund pursuant to other provisions of this Agreement).

10.2	Amendment. This Agreement may be amended only upon the Consent of the General Partner and the Consent of a Majority in Interest of the Limited Partners, provided that the General
Partner may amend this Agreement from time to time, without the consent, approval, authorization, or other action of any Limited Partner, if, in the opinion of the General Partner, the amendment does not have a material adverse effect on the Limited Partners generally; and provided further that no amendment may be adopted without the unanimous Consent of the Partners to the extent it would (a) change the Fund to a general partnership or change the limited liability of the Limited Partners under the Act, or (b) terminate the Fund’s status as a partnership for federal income tax purposes. The General Partner will promptly furnish to each Limited Partner a copy of any amendment to this Agreement adopted by the General Partner pursuant to Section 10.1.

10.3	Actions by Written Consent; Consent by Silence. All actions, votes or consents required or permitted to be taken by the Partners will be taken by the written consent of Partners holding in aggregate not less than the minimum Partnership Percentages specified herein as to the particular action, vote, or consent. Notwithstanding the foregoing, for purposes of obtaining any such consent as to any matter proposed by the General Partner, the General Partner may, in the notice seeking Consent of Partners, require a response within a specified period (which will not be less than fifteen days) and failure to respond within that period will constitute a vote and Consent to approve the proposed action. Except as otherwise expressly provided in the proposal for such action, any such action will be effective immediately after the required signatures have been obtained or, if applicable, the expiration of the period within which responses were required, if such requirement was imposed and there were insufficient votes cast against such action to prevent such action from becoming effective.

10.4	Record Dates. So the Fund may determine which Partners are, and in what proportion the Partners are, entitled to consent, receive any distribution, or exercise any rights, the General Partner may fix in advance a record date that is not more than sixty days before the date on which the first written consent is given and not more than sixty (60) days before any other action is to be taken. If no record date is so fixed, the record date will be the day on which the first written consent is given or the action is taken.

	ARTICLE 11.	TRANSFERS OF FUND UNITS

11.1	Restrictions. A Limited Partner may transfer or assign their Units in the Fund upon thirty (30) days’ prior written notice to the General Partner. No such assignee may become a substituted
Limited Partner except with the consent of the General Partner, which may be withheld in those situations described in Section 11.3, below.

11.2	Effect of Violation. Any purported Transfer in violation of this Article 11 will be null and void and will not bind or be recognized by the Fund.

11.3	Admission of Substituted Limited Partners. No Transferee of a Limited Partner’s Units will be admitted to the Fund as a substitute Limited Partner without the consent of the General Partner;
provided, however, that the General Partner may withhold such consent only to prevent or minimize adverse legal or tax consequences to the Fund.

11.4	Rights of Transferee. Until and unless a Transferee of a Limited Partner’s Units is admitted to the Fund as a substitute Limited Partner pursuant to Section 11.3, the rights of such Transferee will be limited to such Transferee’s Units’ share of all allocations of Gains and Losses (and any items thereof) and all distributions, if any.

11.5	Effective Date of Transfer. Any Transfer of a Limited Partner’s Units made in compliance with this Article 11 will be effective as of the close of business on the day on which all required documentation has been received and accepted by the General Partner if such day is the first day of a fiscal quarter and, if not, on the first day of the next succeeding fiscal quarter.

11.6	Allocations between Transferor and Transferee. In the case of any Transfer, the Transferee will succeed to the Capital Accounts of the Units of the Transferor. For purposes of allocating items pursuant to Article 4, Gains and Losses (and any items thereof) allocable in respect of Units will be prorated between the Transferor and the Transferee on the basis of the number of days in the Period that each was the holder of Units without regard to the performance of the Fund’s assets during the periods before and after the effective date of the Transfer, unless the Transferor and the Transferee agree to an allocation based on the performance of the Fund’s assets as of the effective date of the transfer (or any other method permissible under the Code) and agree to reimburse the Fund for the cost of making and reporting any such allocation.

11.7		Transfer of General Partner’s Interest. Except as otherwise provided in Section 7.2, the General Partner may Transfer all or any part of its Units without the Consent of any other Partner.
In addition, and without limiting the foregoing, the General Partner may, from time to time, transfer its Units to one or more other persons.

		ARTICLE 12.	BOOKS AND RECORDS; ACCOUNTING; TAX ELECTIONS

12.1		Books and Records. Books and records of the Fund will be maintained at the principal office of the Fund or at such other office of the Fund as may be designated by the General Partner, and will be available for examination by any Partner or such Partner’s duly authorized representatives at any reasonable time. The Fund will maintain the following books and records:

	12.1.1	A current list of the full name and last known business or residence address of each Partner, together with the Capital Contributions and Units of each such Partner, together with the Partnership Percentage of such Partner’s Units;

	12.1.2	A copy of the Certificate of Limited Partnership and all amendments thereto filed pursuant to Section 1.2, together with executed copies of any powers of attorney pursuant to which any such certificate has been executed;

	12.1.3	Copies of the Fund’s federal, state and local income tax or information returns and reports, if any, for the six most recent taxable years; and

	12.1.4	Copies of this Agreement and all amendments hereto.

12.2		Inspection of Records.

	12.2.1	Each Limited Partner has the right, on reasonable request and subject to such reasonable standards as the General Partner may from time to time establish (including standards for determining whether the purpose for such request is reasonably related to the Limited Partner’s interest as a Limited Partner), to obtain from the General Partner for purposes reasonably related to the Limited Partner’s interest as a Limited Partner, the information set forth above in Section 12.1 as well as information regarding the status of the business and financial condition of the Fund (generally consisting of the Fund’s financial statements) and such other information regarding the affairs of the Fund as is just and reasonable in light of the purpose related to the Limited Partner’s interest as a Limited Partner for which such information is sought. The General Partner may, however, keep confidential from any Limited Partner any information the disclosure of which the General Partner in good faith believes could be harmful to the business of the Fund or is otherwise not in the best interests of the Fund, or that the Fund is required by law or agreement with a third party to keep confidential. Regardless of anything to the contrary in this Agreement or in the Act, Limited Partners will not be entitled to inspect or receive copies of the following:

(a) internal memoranda of any general partner, whether relating to Fund matters or any other matters;

(b) correspondence and memoranda of advice from attorneys or accountants for the Fund or the General Partner; or

(c) trade secrets of the Fund or the General Partner, investor information, financial statements of Limited Partners, or similar materials, documents, and correspondence.

12.3		Reports.

	12.3.1	The Fund will send to each Partner, as soon as practicable after the end of each calendar year, the information necessary for the Partner to complete such Partner’s federal and state income tax or information returns (“Tax Information”). The General Partner may obtain extensions of the date on which the Fund’s income tax returns are due and will notify Limited Partners of such extension as soon as practicable after determining that it is appropriate for the Fund to obtain such extension. In such event, the Fund will provide the Limited Partners with the Tax Information at a reasonable time before the expiration of the term of such extension.

	12.3.2	The General Partner will cause an annual financial report to be sent to each Partner as soon as practicable after the close of each fiscal year. The General Partner shall prepare the report aforementioned on an accrual basis in accordance with GAAP, and shall be empowered to make any changes of accounting method that it shall deem advisable. Additionally, the General Partner or the Fund’s administrator will provide unaudited account statements to each Limited Partner at least monthly.

12.4		Limited Rights of Access and Inspection. Notwithstanding anything in this Agreement or in the Act to the contrary, no Limited Partner is entitled to receive or to inspect any records or information other than those expressly set forth in this Article 12.

12.5		Tax Returns and Elections. The Fund’s tax or fiscal year will be the calendar year. The Fund’s accountants will be instructed to prepare and file all required income tax returns for the Fund.
The General Partner will make any tax election necessary for completion of the Fund’s tax return. In the event of a distribution of property made in the manner provided in Section 734 of the Code, or in the event of a transfer of any Units permitted by this Agreement made in the manner provided in Section 743 of the Code, the General Partner, on behalf of the Fund, may file an election under Section 754 of the Code in accordance with the procedures set forth in the applicable Regulations promulgated thereunder.

12.6		Tax Matters Partner. The General Partner will be the Tax Matters Partner for purposes of Sections 6221 et seq. of the Code, and will have all the authority granted by the Code to the Tax
Matters Partner, including the authority, without the Consent of any other Partner, to do all of the following:

	12.6.1	Enter into a settlement agreement with the Internal Revenue Service that purports to bind the other Partners;

	12.6.2	File a petition as contemplated in Section 6226(a) or Section 6228 of the Code;

	12.6.3	Intervene in any action as contemplated in Section 6226(b)(5) of the Code;

	12.6.4	File any request contemplated in Section 6227(b) of the Code; or

	12.6.5	Enter into an agreement extending the period of limitations as contemplated in Section 6229(b)(1)(B) of the Code.

12.7		Fund Assets. The assets of the Fund will be deposited in such financial institutions as the General Partner determines, and withdrawals will be made only in the regular course of Fund business on such signature or signatures as the General Partner determines, and subject to such procedures to which the General Partner may agree on behalf of the Fund with the custodian(s) of the Fund’s assets. No funds of the General Partner will in any way be commingled with such Fund assets.

		ARTICLE 13.	DISSOLUTION

13.1		Events of Dissolution. The Fund will be dissolved and its affairs will be wound up upon the earlier to occur of the following times or events:

	13.1.1	The election of the General Partner to dissolve the Fund upon giving thirty (30) days’ notice;

	13.1.2	The cessation of the sole remaining General Partner’s status as General Partner, including by (i) the occurrence of an Event of Bankruptcy with respect to such Partner, (ii) if such Partner is an individual, such individual’s death or adjudicated incompetence, or (iii) if such Partner is a corporation, partnership, limited liability company, or other entity, the dissolution of such corporation, partnership, limited liability company or other entity, provided that no such cessation will cause the Fund’s dissolution if the Limited Partners appoint a successor general partner and elect to continue the Fund’s business as contemplated in Section 10.1.2;

	13.1.3	Any other event that applicable law specifies must operate as an event causing the dissolution of a limited partnership notwithstanding any provision to the contrary in this Agreement.

13.2		Winding Up. Upon dissolution of the Fund, the General Partner will take full account of the Fund’s liabilities and assets and the Fund’s property will be liquidated as promptly as is consistent with obtaining the fair value thereof. The proceeds from the liquidation of the Fund’s property will be applied and distributed in the following order:

	13.2.1	First, to the payment and discharge of all of the Fund’s debts and liabilities (other than those to the Partners), including the establishment of any necessary reserves;

	13.2.2	Second, to the payment of any debts and liabilities to the Partners;

13.2.3
The balance, if any, to each Partner having a positive balance in his or her Units’ Capital Accounts (after giving effect to all contributions, distributions, and allocations for all Periods, including the Period during which such dissolution occurs) in the proportion that the positive balance in such Units’ Capital Account bears to the sum of all Capital Accounts having positive balances. To the extent reasonable, each asset distributed in kind will be distributed proportionately among the Partners.

13.3	Timing of Liquidation Distributions. Distributions in liquidation will be made by the end of the taxable fiscal year in which the liquidation occurs or, if later, within ninety (90) days of the liquidating event and will otherwise comply with Section 1.704-1(b) of the regulations promulgated under Section 704 of the Code.

13.4	Restoration of Deficit Capital Account Balances. If upon liquidation of the Fund, any general partner has a deficit balance in its Units’ Capital Accounts (after taking into account all Capital Account adjustments for the Fund’s taxable fiscal year in which the liquidation occurs), such General Partner will contribute cash or securities to the Fund by the end of such taxable fiscal year (or, if later, within ninety (90) days after the date of such liquidation) in an amount equal to such deficit Capital Account balances. If any Limited Partner has a deficit balance in such Partner’s Units’ Capital Accounts (after taking into account all Capital Account adjustments for the Fund’s taxable fiscal year in which the liquidation occurs), such Limited Partner will have no obligation to make any contribution to the capital of the Fund with respect to such deficit, and such deficit will not be considered a debt owed to the Fund or to any other person for any purpose whatsoever.

13.5	Authority to Wind Up. The General Partner may, from time to time, cause the Fund to enter into (and modify and terminate), agreements with such person(s) as the General Partner may from time to time select, authorizing such person(s) (a “Liquidating Agent”) to wind up the Fund’s affairs in the event that the Fund is subsequently dissolved by reason of the General Partner’s cessation as a general partner as provided in Section 13.1.2; provided that the total compensation the Fund may become obligated to pay to such Liquidating Agent(s) during such winding up period will not exceed 0.375% per month (1.5% per annum) of the Net Asset Value of the Fund, assessed as of the first day of each such month. If no such agreement has been entered into, or is in effect, as of the time of any such dissolution, then the person designated by court decree or by a Majority in Interest of the Limited Partners will wind up the affairs of the Fund and will be entitled to compensation as approved by the court or by the Consent of a Majority in Interest of the Limited Partners.

		ARTICLE 14.	MISCELLANEOUS PROVISIONS

14.1		Representations and Warranties of Limited Partners. Each Limited Partner represents and warrants to the Fund and each General Partner that:

	14.1.1	The information provided and the representations, warranties, acknowledgements, and agreements made and given in the Subscription Applications relating to such Limited Partner’s offer to purchase Units are true and correct and constitute a part of this Agreement as if fully set forth herein; and

	14.1.2	Such Limited Partner is aware that, because allocations pursuant to Section 4.6 have the effect of allocating to the Partners tax benefits and tax burdens, the timing of particular allocations and the character (e.g., capital gain or loss versus ordinary income or loss; short-term capital gain or loss versus long term capital gain or loss) of items allocated will have a direct financial impact on such Partner and such Partner’s after-tax economic return.

14.2		Representations and Warranties of Private Investment Companies. Each Limited Partner that is an entity that would be an “investment company” under the ICA but for an exclusion under either Section 3(c)(1) or Section 3(c)(7) of the ICA has advised the General Partner of the number of persons that constitute “beneficial owners of such Limited Partner’s outstanding securities (other than short-term paper)” within the meaning of clause (A) of subsection 3(c)(1) of the ICA, and will advise the General Partner promptly upon any change in that number.

14.3		Appointment of the General Partner as Attorney-in-Fact.

	14.3.1	Each Limited Partner, including each substituted Limited Partner, by the execution of this Agreement, irrevocably constitutes and appoints the General Partner its true and lawful attorney-in-fact with full power and authority in its name, place, and stead to execute, acknowledge, deliver, swear to, file, and record at the appropriate public offices such documents as may be necessary or appropriate to carry out the provisions of this Agreement, including but not limited to:

(a) all certificates and other instruments, and any amendment thereof, that the General Partner deems appropriate in order to form, qualify, or continue the Fund as a limited partnership (or a partnership in which the Limited Partners will have limited liability comparable to that provided by the Act) in the jurisdiction in which the Fund may conduct business or in which such formation, qualification, or continuation is, in the discretion of the General Partner, necessary to protect the limited liability of the Limited Partner;

(b) all amendments to this Agreement adopted in accordance with the terms hereof and all instruments which the General Partner deems appropriate to reflect a change or modification of the Fund in accordance with the terms of this Agreement;

(c) all conveyances and other instruments the General Partner deems appropriate to reflect the dissolution and termination of the Fund; and

(d) with respect to each Partner, any and all documents necessary to convey such Partner’s Units in the Fund to any Transferee thereof and thereby to withdraw such Partner from the Fund and admit any substitute Partner to the Fund.

14.3.2	The appointment by all Partners of the General Partner as attorney-in-fact will be deemed to create a power coupled with an interest, in recognition of the fact that the Partners under this Agreement will be relying upon the power of the General Partner to act as contemplated by this Agreement in any filing and other action by the General Partner on behalf of the Fund, and will survive any Event of Bankruptcy, death, adjudication of incompetence, or dissolution of any person giving such power, and the Transfer of all or any part of the Units of such person; provided, however, that in the event of a Transfer, the foregoing power of attorney will survive such Transfer only until such time as the Transferee will have been admitted to the Fund as a substituted Partner and all required documents and instruments will have been duly executed, filed, and recorded to effect such substitution.

14.4	Counterparts. This Agreement may be executed in several counterparts, and as executed will constitute one agreement, binding on all of the parties hereto.

14.5	Successors and Assigns. Except as otherwise provided herein, the terms and provisions of this Agreement will be binding upon and will inure to the benefit of the successors and assigns of the parties hereto.

14.6	Notices. All Notices required or permitted under this Agreement will be given to the Partner entitled thereto by personal service or by mail to the address maintained by the Fund for such person. Any Notice sent by certified or registered mail to the address so maintained will be deemed received within three days after mailing.

14.7	Benefits. Except as expressly provided herein, this Agreement is entered into for the sole and exclusive benefit of the parties hereto and will not be interpreted in such a manner as to give rise to or create any rights or benefits of or for any person not a party hereto.

14.8	Severability. If any covenant, condition, term or provision of this Agreement is illegal or if the application thereof to any person is judicially determined to be invalid or unenforceable to any extent, then the remainder of this Agreement, or the application of such covenant, condition, term or provision to persons or in circumstances other than those held invalid or enforceable, will not be affected thereby, and each covenant, term, condition and provision of this Agreement will be valid and enforceable to the fullest extent permitted by law.

14.9	Complete Agreement. This Agreement together with the Subscription Applications and any supplemental Subscription Applications executed and delivered by Limited Partners in connection with their Capital Contributions, constitute the complete agreement among the parties concerning the subject matter hereof.

14.10	Governing Law. This Agreement will be governed by and interpreted under the laws of the State of Delaware applicable to contracts entered into and performed entirely within the State of
Delaware; provided that United States Federal law, including the Federal Arbitration Act, will apply to Section 14.12.
14.11	Gender, Number, and Headings. As used in this Agreement, the masculine gender will include the feminine and neuter, and vice versa, as the context so requires; and the singular number will include the plural, and vice versa, as the context so requires. As used in this Agreement, Article and Section headings are for the convenience of reference only and will not be used to modify, interpret, limit, expand or construe the terms of this Agreement.

14.12	Arbitration. Except for actions to determine whether Losses (as that term is defined in Section 8.1.2) for which the General Partner or any of its members, employees, agents, or Affiliates seeks indemnification under Section 8.1.2 arose out of actions or failures to act that constituted a willful violation of law by the purported Indemnitee and for which such indemnification therefore is not available, any controversy between or among any of the Partners or between any Partner and the Fund involving the Fund, this Agreement, or any subscription by any Limited Partner for Units in the Fund will be submitted to arbitration on the request of any party to any such controversy in the county, state, and/or country in which the General Partner maintains its principal office at the time the request for such arbitration is made or, if there is more than one General Partner, the county, state, and/or country in which the general partners with a majority in interest of the general partner interests maintain their principal offices at such time; (save where the American Arbitration Association (“AAA”) is not applicable in the General Partners principal place of business, then any dispute arising out of or in connection with this Agreement shall be referred to an arbitrator in accordance with the arbitration laws of that applicable jurisdiction.) The arbitration will comply with and be governed by the provisions of the commercial arbitration rules of the AAA and no party to any such controversy will be entitled to any punitive damages; (save where the AAA is not applicable in the General Partners principal place of business, then any dispute arising out of or in connection with this Agreement shall be referred to an arbitrator in accordance with the arbitration laws of that applicable jurisdiction). Notwithstanding such rules, no arbitration proceeding brought against the Fund or the General Partner will be consolidated with any other arbitration proceeding brought against the Fund or the General Partner without the Fund’s and the General Partner’s consent. Judgment may be entered upon any award granted in any such arbitration in any court of competent jurisdiction in the county, state and/or country in which the General Partner maintains its principal office at the time the award is rendered (or, if there is more than one General Partner, the county, state and/or country in which the general partners with a majority in interest of the general partner interests maintain their principal offices at such time). By signing this Agreement, each Partner agrees to waive their right to seek remedies in court, including any right to a jury trial; provided, however, that nothing in this paragraph will constitute a waiver of any right a party to this Agreement may have to choose a judicial forum to the extent such a waiver would violate applicable law.

14.13	Covenant to Sign Documents. Each Partner will execute, with acknowledgement or affidavit if required, all documents and writings reasonably necessary or expedient in the creation of the
Fund and the achievement of its purpose, including certifications in accordance with the requirements of Code Section 1446 regarding withholding taxes on foreign persons.

14.14	No Waiver. A Partner’s failure to insist on the strict performance of any covenant or duty required by this Agreement, or to pursue any remedy under this Agreement, will not constitute a waiver of the breach or the remedy.

14.15	Group Ownership of Units. Units may be held jointly by husband and wife as community property, or by husband and wife or by unrelated persons as joint tenants or tenants in common, as shown on the signature page of the applicable Subscription Application or in the Fund’s books and records. In any multiple ownership case, the Fund and each General Partner will be entitled to consider any Notice, vote, check, or similar document signed by any one of the persons in the ownership group to bind all persons in the group.

	ARTICLE 15.	DEFINITIONS

The following terms used in this Agreement will have the meanings set forth below, unless the context otherwise requires:

15.1	Act. The Delaware Revised Uniform Limited Partnership Act, as amended.

15.2	Affiliate. As to a specified person, (a) any person who directly or indirectly owns, controls, or holds with power to vote, 10% or more of any class of equity securities of such specified person; (b) any person 10% or more of whose outstanding voting securities are directly or indirectly owned, controlled, or held with power to vote, by such specified person; (c) any person who, directly or indirectly, controls, is controlled by, or is under common control with such specified person; or (d) any officer, director, or general partner of, or any person who serves in a similar capacity as to, such specified person, or of which such specified person is an executive officer, director or general partner, or as to which such specified person serves in a similar capacity.

15.3	Agreement. This Agreement of Limited Partnership, as it may be amended from time to time.

15.4	Business Day. Any non-weekend day that is not a legal holiday in the United States.

15.5	Capital Account. The account established for each Unit as provided in Section 4.1, including such adjustments as may from time to time be made to such account in accordance with the provisions of this Agreement.

15.6	Capital Contribution. As to any Partner any amount contributed to, or for the benefit of, the Fund by such Partner pursuant to Section 2.2.

15.7	Code. The Internal Revenue Code of 1986, as amended (or any corresponding provision of succeeding law).

15.8	Consent. Either (a) the written consent of Partners (including given by silence as provided in Section 10.3) required or permitted to be given pursuant to this Agreement or applicable law, or
(b) the act of granting any such written consent, as the context may require. Except as expressly provided otherwise in this Agreement, “Consent of the Limited Partners” refers to the Consent of a Majority in Interest of the Limited Partners.

15.9	Dealing Day. The Initial Dealing Day or the day on which any Capital Contribution is deemed made pursuant to Section 2.2.

15.10	Effective Time. The date on which withdrawals are deemed effective pursuant to Section 5.4.2.

15.11	Event of Bankruptcy. As to any person, (a) the entry of a decree or order for relief by a court having jurisdiction as to such person in an involuntary case under the federal bankruptcy laws, as now or hereafter constituted, or any other applicable federal or state bankruptcy or insolvency law, or the appointment of a receiver, assignee, or trustee of such person or for any substantial part of such person’s property, or the issuance of an order for the winding-up or liquidation of such person’s affairs and the continuance of any such decree or order unstated and in effect for a period of 90 consecutive days, or (b) the commencement by such person of a voluntary proceeding seeking any decree, order or appointment referred to in clause (a) or the consent by such person to any such decree, order or appointment.

15.12	Fund. MA Managed Futures Fund, LP, a Delaware limited partnership.

15.13	GAAP. United States Generally Accepted Accounting Principles.

15.14	Gains and Losses. For any Period, the gains (Gains) or losses (Losses) determined in accordance with GAAP.

15.15	General Partner. MA Capital Management, LLC, a Florida limited liability company, and any person who is admitted to the Fund as an additional or substitute or successor general partner in accordance with this Agreement.

15.16	ICA. The Investment Company Act of 1940, as amended.

15.17	Incentive Allocation. For any Period ending on an Incentive Allocation Time, the amount determined in accordance with Section 4.5, resulting in negative adjustments to each Unit’s Capital
Account pursuant to Section 4.4.3.

15.18	Incentive Allocation Rate. For the Fund as of each Incentive Allocation Time the amounts specified in Section 4.5.2.

15.19	Incentive Allocation Time. For the Fund, (i) the final day of each fiscal quarter; (ii) the Effective Time of any voluntary or mandatory withdrawal by or as to a Unit; and (iii) the date of dissolution and/or termination of the Fund under Article 13.

15.20	Initial Capital Contribution. As to any Partner, the amount of such Partner’s first Capital Contribution to the Fund.

15.21	Initial Dealing Day. The date on which the Initial Limited Partners are admitted to the Fund.

15.22	Initial Limited Partners. The first Limited Partners who are admitted to the Fund.
15.23	Limited Partner. Each person who is admitted to the Fund as a limited partner in accordance with the terms of this Agreement at all times prior to the complete withdrawal of such person as a limited partner in the Fund.

15.24	Management Fee. The monthly fee described in Section 6.2 and resulting in negative adjustments to each Unit’s Capital Account pursuant to Section 4.3.3.

15.25	Majority in Interest of the Limited Partners. That number of Limited Partners whose Units represent more than 50% of the aggregate Partnership Percentages of all Units.

15.26	Mark-to-Market Event. The end of any of the following days: the day immediately preceding any Dealing Day; the final day of each calendar month; the final day of each fiscal quarter, the final day of each fiscal year; the day on which the Effective Time of any withdrawal by a Partner under Article 5 occurs; and the date of dissolution and/or termination of the Fund under Article 13.

15.27	Multiple-Owner Limited Partner. A Limited Partner described in Section 5.2.

15.28	Net Asset Value. As of any measurement time, the value of the Fund’s assets determined in accordance with Section 3.1, less the amount of the Fund’s liabilities, all calculated in accordance with GAAP, as determined by the General Partner. In determining Net Asset Value, no value will be placed on the Fund’s office records, statistical data, goodwill or name, or on any similar intangible asset not normally reflected on the Fund’s accounting records. Net Asset Value does not include any assets that have been delivered to the Fund for contribution to the capital of the Fund prior to the effective date of the contribution. Similarly, Net Asset Value will include all amounts deemed by the General Partner to have been contributed as of the applicable due date pursuant to Section 2.2.5, regardless of when actually received by the Fund.

15.29	Notification or Notice. A writing containing the information required by this Agreement to be communicated to any person, sent or delivered in accordance with Section 14.6; provided, however, that any communication containing such information sent to such Person and actually received by such Person will constitute Notification or Notice for all purposes of this Agreement.

15.30	Initial Offering Costs. All expenses incurred in connection with the offer and sale of the Fund’s Units, including fees for legal, accounting, investment banking, and consulting services.

15.31	Partner. The General Partner or any Limited Partner.

15.32	Partnership Percentage. For each Unit the proportion, expressed as a percentage, that the amount of such Unit’s Capital Account balance bears as of the beginning of any Period to the total of all Units’ Capital Account balances as of the beginning of such Period (after giving effect to the adjustments provided in Section 4.4.1).

15.33	Period. (i) as to the first Period, the interval beginning on the effective date of this Agreement and ending on the next succeeding Mark-to-Market Event, and (ii) as to each succeeding
Period, each interval beginning immediately after a Mark-to-Market Event and ending at the time of the next succeeding Mark-to-Market Event.

15.34	Person. An individual, corporation, partnership, limited liability company, association, joint-stock company, trust, unincorporated organization, or a government or political subdivision thereof.

15.35	Prospectus. The Fund’s Prospectus and Disclosure Document.

15.36	Securities Act. The Securities Act of 1933, as amended.
15.37	Subscription Application. Each form of agreement by which any Limited Partner agrees to subscribe for and purchase Units, including any questionnaire used by the Fund or the General
Partner to elicit information from that Limited Partner in connection with that subscription and purchase, as such agreement and any such questionnaire may be amended or supplemented from time to time.

15.38	Tax Matters Partner. The General Partner in the capacity described in Section 12.6.

15.39	Transfer of Units. A sale, assignment, exchange, transfer, or pledge or other encumbrance of Units.

15.40	Transferee. The recipient of a Transfer of Units, including a pledgee or holder of a security interest in Units.

15.41	Transferor. A Limited Partner who Transfers Units pursuant to Article 11.

15.42	Units. A unit of beneficial interest in the Fund, divided into Classes and Series, including the right of the owner of such Unit to any and all benefits to which a Partner may be entitled as provided in this Agreement.

IN WITNESS WHEREOF, this Agreement is executed by and has become effective (i) as to the General Partner and the Initial Limited Partners, as of the Initial Dealing Day and (ii) as to the other Limited Partners, as of the date their subscriptions for Units are accepted by the General Partner, as reflected in the applicable Subscription Applications.

GENERAL PARTNER:		LIMITED PARTNER:

MA Capital Management, LLC
a Florida Limited Liability Company

Signature		Signature

Name:	Monty Agarwal	Print Name
Title:	Managing Partner